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                                                                   EXHIBIT 20.1

IMMEDIATE RELEASE                          For further information contact:
December 22, 1998                          Joel L. Hawthorne
                                           Director, Investor & Public Relations
                                           Acme Metals Incorporated
                                           (708) 841-8383, ext. 2266



                             ACME METALS ANNOUNCES
                         DEBTOR-IN-POSSESSION FINANCING


     RIVERDALE, Illinois, December 22, 1998 -- Acme Metals Incorporated, with bankruptcy court approval, has signed an agreement with BankAmercia Business Credit, Inc., a subsidiary of Bank of America National Trust & Savings Association, for post-petition debtor-in-possession financing. The agreement is a 24-month $100 million, secured working capital facility. The Company believes such funds, together with current cash on hand will provide the liquidity for normal day-to-day operations while it reorganizes under Chapter 11.

     On September 28, 1998, Acme Metals, headquartered in Riverdale, Illinois, filed its voluntary petitions for reorganization under Chapter 11 after management determined action was required to preserve the operational strength and assets of the Company's businesses while their debt is restructured.


Acme Metals Incorporated, through its operating subsidiaries, is a fully integrated producer of steel, steel strapping and strapping products, and welded steel tubing. Its common stock is listed on the Bulletin Board of the National Association of Securities Dealers under the symbol AMIIQ.

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